EXHIBIT 2
                1997 AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

      This 1997 AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, dated as of April 11, 1997 (this "Agreement"), among Cal Dive International, Inc., a Minnesota corporation (the "Company"), Coflexip, a French corporation ("CSO"), First Reserve Secured Energy Assets Fund, Limited Partnership, a Delaware limited partnership ("SEA"), First Reserve Fund V, Limited Partnership, a Delaware limited partnership ("Fund V"), First Reserve Fund V-2, Limited Partnership, a Delaware limited partnership ("Fund V-2"), First Reserve Fund VI, Limited Partnership, a Delaware limited partnership ("Fund VI"; together with SEA, Fund V and Fund V-2, the "Fund Shareholders"), Gerald G. Reuhl, Owen E. Kratz and S. James Nelson (the foregoing three individuals, the "Executives"), Gordon F. Ahalt ("Ahalt") and each of the Other Company Shareholders (as herein defined).

                                   RECITALS

      The Company and CSO are parties to a Purchase Agreement, dated as of April 11, 1997 (the "Purchase Agreement"), which has been approved by the CDI Shareholders and the Fund Shareholders, pursuant to which CSO will purchase 3,699,788 shares of the common stock of the Company without par value ("Common Stock") as described in the Purchase Agreement.

      CSO and the Company are parties to a 1997 Registration Rights Agreement, dated as of April 11, 1997 (the "1997 Registration Rights Agreement").

      The Fund Shareholders, the Executives, the Other Company Shareholders and the Company are parties to an Amended and Restated Shareholders Agreement, dated as of January 12, 1995 (the "Existing Shareholders Agreement"), which will be terminated and be restated pursuant to this Agreement upon closing under the Purchase Agreement.

      CSO, the Fund Shareholders, the Executives, and other Company Shareholders (collectively, the "Shareholders") desire to enter into this 1997 Amended and Restated Shareholders Agreement for the purpose of (i) regulating certain aspects of their relationship as holders of shares of Common Stock and (ii) addressing certain corporate governance issues of the Company, including the composition of the Board of Directors of the Company.

      The execution and delivery of this Agreement is a condition precedent to the closing pursuant to the Purchase Agreement.

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

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                                   AGREEMENT

                                  ARTICLE 1.
                                  DEFINITIONS

            1.1 DEFINED TERMS. For purposes of this Agreement, the following terms shall have the following meanings:

            "AFFILIATE" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) any director (other than an Independent Director as described in Section 2.1(b)), officer, 5% or greater shareholder or general partner of such Person or any Person specified in clause (i) above, or (iii) any Immediate Family Member of any Person specified in clause (i) or (ii) above.

            "AGREEMENT" means this 1997 Amended and Restated Shareholders Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

            "BENEFICIALLY OWNED" has the meaning set forth in Rule 13d-3 of the U.S. Securities and Exchange Commission.

            "BOARD" means the Board of Directors of the Company.

            "CAUSE" means (i) the commission of an act by a Director constituting fraud, embezzlement or a felony, (ii) willful malfeasance or willful misconduct by a Director involving a matter which could reasonably be expected to have a material adverse effect on the Company or any of its Subsidiaries in connection with the performance of his duties as such,
      (iii) a final determination by a court of competent jurisdiction in the United States that such Director, as such or in any other capacity (whether or not relating to the Company), breached a fiduciary duty owed by him to another Person, or (iv) any act involving moral turpitude which causes material harm to the customer relations, operations or business prospects of the Company or any of its Subsidiaries.

            "CDI SHAREHOLDERS" means the collective reference to the Executives and the Other Company Shareholders.

            "COMMON STOCK" means the common stock without par value of the Company.

            "COMPETITOR" means any Person which competes (or has a Competitive Investment in), directly or indirectly, in any material respect with the Company or any of its Subsidiaries, including, without limitation, American Oilfield Divers, Inc., SubSea International, Inc., Oceaneering International, Inc., Global Industries, Ltd., and Stolt Comex Seaway SA, but

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      specifically SHALL NOT include CSO and/or its Affiliates; PROVIDED that an institutional lender or investor or an investment fund, including any of the Fund Shareholders or any other fund for which First Reserve
      Corporation acts as advisor or general partner, which has or in the future acquires or makes Competitive Investments in such business or other investments of the equity of other businesses competing with the Company or any of its Subsidiaries shall not be deemed a Competitor.

           "COMPETITIVE INVESTMENTS" means an investment of more than 10% of the common stock or other equity interest of any Competitor.

            "CSO SHARES" means the Common Stock held by CSO or any other CSO Shareholder.

           "CSO SHAREHOLDERS" means CSO or any of its successors and/or assigns under the terms hereof in their capacity as shareholders only.

           "DIRECTOR" means a director on the Board appointed in accordance with the provisions of this Agreement.

           "EMPLOYEE STOCK AGREEMENTS" means the employee stock agreements entered into from time to time between the Company and Employee Shareholders relating to the purchase by such Employee Shareholders of Shares.

            "EXECUTIVE SHAREHOLDERS" means the Executives in their capacity as shareholders only.

            "EXECUTIVE SHARES" means the Common Stock held by any Executive.

            "FUND SHAREHOLDER" means any Fund which is the beneficial owner of Shares.

           "FUND SHARES" means the Common Stock held by the Fund Shareholders.

           "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "IMMEDIATE FAMILY MEMBER" means, with respect to any Person, a spouse, parent, child or sibling (whether natural or adopted) of such Person and any trust or other mechanism established for estate or tax planning purposes solely for the benefit of any such Person's Immediate Family Members.

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           "1995 REGISTRATION RIGHTS AGREEMENT" means that certain Registration
      Rights Agreement dated as of January 12, 1995, by and among the Company, the Fund Shareholders and the Executives, individually and as Trustees, as the same shall be amended pursuant to that certain letter agreement dated April 11, 1997 among the Company, the Funds and CSO.

           "1997 REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement dated as of April 11, 1997 by and between the Company and CSO.

           "OTHER COMPANY SHAREHOLDERS" means employee and director shareholders of the Company who individually own less than 125,000 shares.

           "PERSON" means an individual, partnership, corporation, limited liability company business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

           "PREFERRED STOCK" means preferred stock of the Company issued pursuant to its Articles of Incorporation.

           "PROXY" means, in the case of a proxy running from any Executive Shareholder, CSO Shareholder or Fund Shareholder, any person designated by them or any of them.

           "PUBLIC OFFERING" means a public offering of the Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

           "QUALIFIED PUBLIC OFFERING" means an underwritten Public Offering pursuant to which the Company receives proceeds, net of underwriting discounts and commissions, of at least $35,000,000.

           "SALE OF THE COMPANY" means (i) the sale (in a transaction or series of related transactions (directly or indirectly to the same Person or an Affiliate of such Person) involving the transfer, assignment or other disposal of the Company's capital stock for value) of more than 50% of the outstanding voting stock of, or equity interests in, the Company to any Person or "group" of Persons (as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) other than any Immediate Family Member of such Shareholder; (ii) a liquidation of the Company or a sale of all or substantially all of the Company's assets on a consolidated basis; or
      (iii) a merger, consolidation or other business combination involving the Company and another entity, whether or not the Company is the surviving corporation, except where following such merger, consolidation or other business combination, the existing shareholders of the Company immediately prior to such merger, consolidation or other business combination will own 50% or more of the outstanding voting stock

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      of, or equity interests in, the surviving entity immediately following such merger, consolidation or other business combination.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time.

           "SHAREHOLDERS" means all holders of  Shares.

           "SHARES" means (i) any Common Stock held by any Shareholder, now or hereafter acquired, (ii) any other shares of any class or series of capital stock of the Company, or options or warrants exercisable for or convertible securities convertible or exchangeable for any class or series of capital stock of the Company, now or hereafter acquired, and (iii) any equity securities issued or issuable directly or indirectly with respect to the capital stock referred to in clauses (i) and (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

           "STOCK OPTION PLAN" means any plan adopted by the Board from time to time granting to employees or Directors rights to purchase, in the aggregate, when combined with all other outstanding options or other rights to purchase Common Stock from the Company, up to 10% (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or similar events) of the issued and outstanding Common Stock.

           "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated association , joint venture or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the capital stock or other equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

            "SUBSIDIARY BOARD" means the board of directors of any Subsidiary of the Company.

           "SUPERMAJORITY VOTE" means, with respect to a vote of the Board , approval by sixty-two percent (62%) of the Directors then constituting the entire Board, and with respect to a vote of the Shareholders, approval by the holders of eighty percent (80%) or more of the issued and outstanding Common Stock.

           "THIRD PARTY" means any Person other than the Shareholders, the Company or any of their respective Affiliates.

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           "TRANSFER" means any transfer, sale, assignment, distribution, exchange, mortgage, pledge, hypothecation or other disposition of or encumbrance on Shares.

           "VOTING TRUST" AND "VOTING TRUST CERTIFICATES" means that certain Voting Trust Agreement dated July 27, 1990 and Voting Trust Certificates issued pursuant thereto.

           1.2   OTHER DEFINITIONAL PROVISIONS; INTERPRETATION.

           (a) The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

           (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                                  ARTICLE 2.
                              BOARD OF DIRECTORS

           2.1 ELECTION OF DIRECTORS. Each Shareholder hereby agrees that during the term of this Agreement, such Shareholder will vote all of his Shares and any other voting securities of the Company over which such Shareholder has voting control and shall take all other necessary or desirable actions within his control (whether in his capacity as a shareholder, Director, member of a Board committee or officer of the Company or otherwise), and the Company shall take all necessary and desirable actions within its control, in order to cause the following:

            (a) subject to the provisos set forth in Section 2.1(b) below, the Board to consist of eleven (11) Directors;

            (b)   the election to the Board of

                  (i) two (2) designees of Fund V and V-2, who shall initially be William E. Macaulay and David Kennedy and one (1) designee of Fund V-1, who shall initially be Gerald M. Hage ( the designees of the Fund Shareholders are collectively referred to as the "Fund Directors:);

                  (ii) three (3) designees of CSO, who shall initially be Jean-Bernard Fay, Tom Ehret and Kevin Peterson (the designees of CSO are collectively referred to as the "CSO Directors");

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                  (iii) three (3) designees of the holders of a majority of the
                  Executive Shares, who shall initially be Gerald G. Reuhl, Owen
                  E. Kratz, and S. James Nelson (the designees of the holders of Executive Shares are collectively referred to as the "Executive Directors"); and

                  (iv) two (2) designees to be chosen by a majority vote of the Board, who are independent of and not Affiliates of any of the Company, the CSO Shareholders and the Fund Shareholders (the "Independent Directors"), who shall initially be Ahalt and a second designee to be chosen by a majority of the Board based on the recommendation of the Nominating Committee of the Board established pursuant to Section 2.2 as promptly as practicable after the date of this Agreement.

           PROVIDED, FURTHER that if, at any time the Fund Shareholders cease to own, in the aggregate (i) at least 15% of the outstanding capital stock of the Company, the number of Fund Directors shall immediately decrease to two (2) (and one (1) Fund Director shall resign) and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by one (1) Director, (ii) at least 10% of the outstanding capital stock of the Company, the number of Fund Directors shall immediately decrease to one (1) (and one or two Fund Directors, as then necessary, shall resign) and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by such number of Fund Directors as then resign or (iii) if the Fund Shareholders cease to own at least 5% of the outstanding capital stock of the Company, all the Fund Directors shall immediately resign and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by the number of Fund Directors as then resign;

            PROVIDED, FURTHER that if, at any time the CSO Shareholders cease to own, in the aggregate (i) at least 15% of the outstanding capital stock of the Company, the number of CSO Directors shall immediately decrease to two (2) (and one (1) CSO Director shall resign) and the Board shall immediately thereafter all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by one (1) Director, (ii) at least 10% of the outstanding capital stock of the Company, the number of CSO Directors shall immediately decrease to one (1) (and one or two CSO Directors, as then necessary, shall resign) and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by such number of CSO Directors as then resign or (iii) if the CSO Shareholders cease to own at least 5% of the outstanding capital stock of the Company, all the CSO Directors shall immediately resign and the Board shall

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            immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by the number of CSO Directors as then resign; PROVIDED, FURTHER that if, at any time the CDI Shareholders cease to own, in the aggregate (i) at least 15% of the outstanding capital stock of the Company, the number of Executive Directors shall immediately decrease to two (2) (and one
            (1) Executive Director shall resign) and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by one (1) Director, (ii) at least 10% of the outstanding capital stock of the Company, the number of Executive Directors shall immediately decrease to one (1) (and one or two Executive Directors, as then necessary, shall resign) and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by such number of Executive Directors as then resign or (iii) if the CDI Shareholders cease to own at least 5% of the outstanding capital stock of the Company, all the Executive Directors shall immediately resign and the Board shall immediately thereafter take all necessary and desirable action to cause the aggregate number of Directors of the Company under paragraph (a) of this Section 2.1 to decrease by the number of Executive Directors as then resign;

           PROVIDED, FURTHER, that in the event the Company issues or sells any shares of its capital stock or any securities that, directly or indirectly, are exercisable, convertible or exchangeable into or for shares of its capital stock in a Public Offering, the percentage ownership threshold amounts of outstanding capital stock of the Company contained in the provisos set forth above in this paragraph
           (b) shall, to the extent each Shareholder group continues to own at least 5% of the issued and outstanding capital stock of the Company immediately prior to such Public Offering, be proportionately decreased by multiplying each such percentage ownership threshold amount by a fraction the numerator of which shall be the total number of shares of capital stock of the Company outstanding immediately prior to such Public Offering and the denominator of which shall be the total number of shares of capital stock of the Company outstanding immediately after the completion of such Public Offering (including any over-allotment option relating thereto);

            (c) the removal from the Board or a Subsidiary Board, subject to applicable law, of (i) any Director designated hereunder at the written request, with or without Cause, of the Person or Persons who previously designated such Director pursuant to paragraph 2.1(b) above or (ii) any Director for Cause at the written request of the Board, following a Supermajority Vote of the Board, but only upon such written request and under no other circumstances; PROVIDED that, notwithstanding clause 2.1(b)(iii) above, if any Executive Director elected pursuant to clause 2.1(b)(iii) above ceases to be an employee of the Company or any of its Subsidiaries or a shareholder of at least 5% of the issued and outstanding Shares,

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            such Director shall be removed as a Director promptly upon the later of the termination of his employment or cessation of ownership of at least 5% of the issued and outstanding Shares;

            (d) in the event that any Director designated hereunder for any reason ceases to serve as a member of the Board or a Subsidiary Board during his term of office, the Person or Persons who previously designated such Director pursuant to paragraph 2.1(b) above shall be entitled to designate a successor Director to fill the vacancy created thereby on the terms and subject to the conditions of this Section 2.1.

            (e) so long as the CSO Shareholders or the Fund Shareholders or the CDI Shareholders have the right to designate more than one (1) Director pursuant to paragraph 2.1(b) above, the Company shall cause the Directors designated by such Shareholder group then serving on the Board to be apportioned among the various classes of Directors in order to ensure that their respective terms expire in consecutive years.

           2.2 COMMITTEES OF THE BOARD. The Board shall in accordance with the By-laws of the Company establish the following committees of the Board: (I) a five-member Executive Committee comprised, subject to the provisions of Section
2.1 (b), of one Fund Director, one CSO Director, one Independent Director and two Executive Directors (one of whom shall be the Chairman of the Board) which, when the Board is not in session, shall exercise such power and authority of the Board in the management of the business of the Company pursuant to the unanimous vote of such Committee as the Board may from time to time authorize, (ii) a four-member Audit Committee comprised of, subject to the provisions of Section 2.1(b), one Fund Director, one CSO Director and two Independent Directors, which shall consult with the independent public auditors of the Company in connection with such auditors' audit and review of the financial statements of the Company and shall consult with the Company's Chief Financial Officer and staff in connection with the preparation of the Company's financial statements, subject to such limitations as the Board may from time to time impose; (iii) a five-member Compensation Committee comprised of, subject to the provisions of
Section 2.1(b), one Fund Director, one CSO Director, one Executive Director and two Independent Directors, which shall administer awards under any Stock Option Plan and shall evaluate and make recommendations with respect to the compensation arrangements of executive officers of the Company, subject to such limitations as the Board may from time to time impose; and (iv) a three-member Nominating Committee comprised of, subject to the provisions of Section 2.1(b), one Fund Director, one CSO Director and one Executive Director, which shall be responsible for searching for and selecting nominees to serve as Independent Directors from a list of acceptable potential nominees prepared by the Fund Director and CSO Director with the advice of the Executive Director, from which list the Executive Director shall select a nominee.

           2.3 EXPENSES, FEES AND D & O INSURANCE. The Company shall pay the reasonable out-of-pocket expenses incurred by each Director in connection with attending the meetings of the Board, any Subsidiary Board and any committee thereof. In addition, the Company shall pay to each Independent

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Director a fee of $12,000 per year plus $2,000 for attending each of four (4)
regularly scheduled quarterly meetings, in each case payable in quarterly installments on March 31, June 30, September 30 and December 31 of each year. Furthermore, the independent Director will receive a fee of $250 for each committee meeting he attends. The Company shall also maintain D&O insurance coverage (including initial public offering and public company securities law coverage) in such amounts and with such insurance carriers as determined by the Board at all times during the term of this Agreement. The Board may amend this
Section 2.2 by a Supermajority Vote.

            2.4 COMPETITORS AS DIRECTORS. Notwithstanding anything to the contrary contained in this Article 2, no Shareholder shall vote or be required to vote to elect any officer, director, employee, consultant, advisor, Affiliate or partner of a Competitor (or Affiliate thereof), to the Board or any Subsidiary Board; PROVIDED that the Person who designated such proposed Director pursuant to paragraph 2.1 (b) hereof shall be entitled to designate a substitute.

           2.5 COMPANY INFORMATION. The Company shall deliver to the Directors any and all financial and other information relating to the Company and its Subsidiaries which may be reasonably requested from time to time, and the Directors shall have access, during normal business hours and upon reasonable notice, to such facilities and operations of the Company and its Subsidiaries as may be reasonably requested from time to time.

                                  ARTICLE 3.
                               IRREVOCABLE PROXY

           In order to effectuate the provisions of Section 2.1(a), (b), (c),
(d) and (e), the CDI Shareholders, the Fund Shareholders and the CSO Shareholders each hereby appoint the appropriate Proxy as his or its true and lawful proxy and attorney-in fact, with full power of substitution, to vote at any annual or special meeting of shareholders of the Company, or, if permitted by law and the Company's Articles of Incorporation or By-Laws, to take action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Shares owned or held of record by them in connection with the matters set forth in Section 2.1(a),(b),(c),(d) and (e). The Proxy may exercise the irrevocable proxy granted hereby at any time if the CSO Shareholders, the CDI Shareholders or Fund Shareholders, as the case may be, fail to comply with the provisions of Section 2.1(a),(b),(c), (d) and (e). Each proxy granted hereby is irrevocable and is coupled with an interest. To effectuate the provisions of Section 2.1(a), (b), (c), (d) and (e), the Secretary of each of the Company and its Subsidiaries, or if there is no Secretary, such other officer of the Company or its Subsidiary, as the case may be, as the Board of the Company or its Subsidiary, as the case may be, may appoint to fulfill the duties of the Secretary (the "Secretary"), shall not record any vote or consent or other action contrary to the terms of Section 2.1(a), (b), (c), (d) or (e).

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                                  ARTICLE 4.
                      RESTRICTIONS ON TRANSFER OF SHARES

           4.1 LIMITATIONS ON TRANSFER OF SHARES. (a) Except as provided in this Agreement and except for transfers contemplated or permitted by the Purchase Agreement, each Shareholder hereby agrees that such Shareholder will not, directly or indirectly, Transfer any Shares or Voting Trust Certificates (or any interest therein).

           (b) Each Shareholder hereby agrees that: (i) any Transfer in violation of this Agreement shall not be recognized on the books of the Company and shall be void and (ii) no Transfer shall occur unless the transferee shall agree pursuant to Article 7 to become a party to and be bound by the terms of this Agreement, and, with respect to Employee Shareholders, the Voting Trust Agreement and an Employee Stock Agreement.

           4.2 RIGHTS OF FIRST REFUSAL. (a) Subject to the provisions of this
Article 4 and Section 2 of the Employee Stock Agreement, at least 60 days prior to making any Transfer of any interest in any Shares or Voting Trust Certificates (other than pursuant to Rule 144 promulgated under the Securities Act ("Rule 144") or an underwritten Public Offering or as provided in the proviso in paragraph 4.2 (c) below), the transferring Shareholder (the "Transferring Shareholder") shall deliver a written notice (the "Offer Notice") to the Company and the other Shareholders. The Offer Notice shall set forth in reasonable detail the name of the Transferring Shareholder, the number of Shares or Voting Trust Certificates proposed to be so Transferred (the "Offered Securities"), the name and address of the proposed transferee (in the case of a Transfer other than pursuant to a Public Offering which is not underwritten), the proposed amount of consideration (which shall be payable solely in cash and which, in the case of a Transfer pursuant to a Public Offering which is not underwritten, shall be based on the average daily trading price of the Common Stock over the 30-day period ending on the business day immediately preceding the date of the Offer Notice) and the other terms and conditions of payment offered by the proposed transferee.

           (b) If the Transferring Shareholders (in whole or in part) consist of any Executive Shareholder, Ahalt or any Other Company Shareholder (the "Employee Group"), the non-selling members of the Employee Group may elect to purchase all (but not less than all) of their Pro Rata Share (as defined below) of the Offered Securities being sold by members of the Employee Group at the price and on the other terms specified in the Offer Notice by delivering written notice of such election to the Transferring Shareholder and the other members of the Employee Group (or the Company's Secretary) as soon as practicable but in no event later than 10 days after the delivery of the Offer Notice. If any members of the Employee Group did not elect to purchase their Pro Rata Share of the Offered Securities within such 10-day period, each of the other members of the Employee Group who has so elected may elect to purchase all or part of the remaining Offered Securities at the price and on the other terms specified in the Offer Notice by delivering written notice of such election to the transferring Shareholder and the other members of the Employee Group (or the Company's secretary) as soon as practicable but in no event later than 20 days

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after initial delivery of the Offer Notice; PROVIDED, that, in case there are more elections than there are Offered Securities, such additional Shares shall be allocated to such members of the Employee Group in accordance with their Pro Rata Share; it being the intention of the parties that the Offered Securities that are proposed to be Transferred by the members of the Employee Group be offered first to non-selling members of the Employee Group.

           (c) If the Transferring Shareholders consist of one or more of the Fund Shareholders (the "Fund Group") and the proposed transferee is not another Fund Shareholder, or an Affiliate of any of the Fund Shareholders, such Transfer is subject to this Article 4; PROVIDED, HOWEVER, that the rights of first refusal provided in this Section 4.2 shall not apply to a Transfer by any member of the Fund Group or any Permitted Transferee thereof (as defined in Section 4.6) to a financial or other similar institutional investor or investment fund which is not a Competitor and which, in connection with such Transfer, is expressly not assigned, and is expressly prohibited from succeeding to, any of the rights of the Fund Shareholders or their Permitted Transferees to designate Directors under Article 2.

           (d) If the Transferring Shareholders consist of CSO or a CSO Affiliate (the "CSO Group") and the proposed transferee is not another CSO Affiliate, such transfer is subject to this Article 4.

           (e) If the Employee Group as a whole, in the case of paragraph 4.2
(b), has not elected to purchase all of the Offered Securities within the first-offer periods specified therein, or if the Fund Group or CSO Group proposes a Transfer that is subject to this Article 4, any Offered Securities shall be offered during the following 10-day period to the Company. If the Company does not elect to purchase all of the Offered Securities within such 10-day period pursuant to a Supermajority Vote of the Board in accordance with
Article 8, any remaining Offered Securities shall then be offered during the following 10-day period to all other Shareholders in accordance with their Pro Rata Share. If any such other Shareholders do not elect to purchase all of their respective Pro Rata Share of such Offered Securities within such 10-day period, any remaining Offered Securities shall then be offered to all those Shareholders electing to purchase Offered Securities during the next succeeding 10-day period, in accordance with their respective Pro Rata Share or as the Shareholders electing to purchase at that time may otherwise agree. The offering periods referred to in this Section 4.2 are collectively referred to as the "Election Period". Each Shareholder agrees not to consummate any Transfer until expiration of the Election Period unless the parties to the Transfer have been finally determined pursuant to this Section at any time prior to the expiration of such Election Period.

           (f) If, but only if, the other Shareholders and/or the Company, as the case may be, have elected to purchase all of the Offered Securities from the Transferring Shareholder, the Transfer of such Offered Securities shall be consummated as soon as practicable after the delivery of the election notices, but in no event later than 30 days after the expiration of the Election Period.

           (g) If the other Shareholders and/or the Company, as the case may be, have not elected to purchase all of the Offered Securities, the Transferring Shareholder may, within 90 days after the expiration of the Election Period and subject to the provisions of Section 4.3, Transfer such Offered Securities to the Person(s) named in the Offer Notice at a price not less than the price per Share specified in the Offer Notice and on other terms no more favorable to the transferee than offered to the Company and the other Shareholders in the Offer Notice. If such Transfer does not occur within such 90-day period, this Section 4.2 shall be applicable with respect to all future Transfers of such Offered Securities.

           (h) The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction; PROVIDED, that, with respect solely to Transfers among Shareholders of the Company pursuant to the provisions of this Section 4.2, other bona fide arrangements and terms which are acceptable to the Transferring Shareholder can be considered. For purposes hereof, each Shareholder's "Pro Rata Share" shall be based upon such Shareholder's percentage ownership of Shares on a fully-diluted basis relative to other Shareholders to whom an offer has been made pursuant to this Section 4.2.

            4.3 TAG-ALONG RIGHTS. (a) Subject to the provisions of Article 5 and limitations in Section 4.1 and the procedures of Section 4.2, at least 10 days prior to a Transfer by a Shareholder that is subject to this Article 4 (other than pursuant to a Public Offering or Rule 144), the Shareholder desiring to make such Transfer shall deliver a written notice (the "Sale Notice") to the Company and the other Shareholders, setting forth the name of the Transferring Shareholder, the number of Shares proposed to be so Transferred, the name and address of the proposed transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the proposed transferee, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 4.3 and has agreed to purchase Shares in accordance with the terms hereof.

           (b) The other Shareholders may elect to participate in the contemplated Transfer by delivering written notice indicating their desire to exercise their rights pursuant to this Section to the Transferring Shareholder at any time within 10 days after delivery of the Sale Notice. If any other Shareholder has elected to participate in such Transfer (a "Tagging Shareholder"), the Transferring Shareholders and the Tagging Shareholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, a number which is the product of (i) the quotient determined by dividing the percentage of Shares beneficially owned on a fully diluted basis by such Person by the aggregate percentage of Shares owned by the Transferring Shareholders and the Tagging Shareholders participating in such Transfer and
(ii) the number of shares to be sold in the contemplated Transfer.

            FOR EXAMPLE, if the Sale Notice contemplated a sale of 10,000 Shares by the Transferring Shareholder, and if the Transferring Shareholder at such time beneficially owns 20% of all Shares and if one other Shareholder elects to participate and beneficially owns 5% of all Shares, the Transferring Shareholder would be entitled to sell 8,000 shares (20% divided by 25% x 10,000 shares) and the Tagging Shareholder would be entitled to sell 2,000 shares (5% divided by 25% x 10,000 shares).

           (c) In order to be entitled to exercise its right to sell Shares to the proposed transferee pursuant to Section 4.3(b), a Tagging Shareholder must agree to make to the transferee substantially the same representations, warranties, covenants, indemnities and agreements as the Transferring Shareholder agrees to make in connection with the proposed Transfer (except that in the case of representations and warranties pertaining specifically to the Transferring Shareholder, a Tagging Shareholder shall make the comparable representations and warranties pertaining specifically to itself); PROVIDED that all representations and warranties shall be made by Tagging Shareholders severally and not jointly and that the liability of the Transferring Shareholders and the Tagging Shareholders (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) for liabilities in respect of the Company shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis.

           (d) If the proposed transferee fails to purchase Shares from any Tagging Shareholder that has properly exercised its tag-along rights pursuant to this Section 4.3, then the Transferring Shareholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Article 7.

           (e) Each Transferring Shareholder agrees not to consummate any such Transfer until 10 days after delivery to the other Shareholders of the Sale Notice, unless the parties to the Transfer have been finally determined pursuant to this Agreement prior to the expiration of such period. If any of the Tagging Shareholders exercise their rights under this Section 4.3, the closing of the sale of the Shares or Voting Certificates, as the case may be, by such Tagging Shareholder with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Shares or Voting Trust Certificates, as the case may be, by the Transferring Shareholder with respect to which the Sale Notice was given. No Transfer shall occur pursuant to this
Section 4.3 unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Article 7.

           4.4 DRAG-ALONG RIGHTS. Subject to the provisions of Section 5.3 and notwithstanding, in the case of the CSO Shareholders, the provisions of Section 10.2, each Shareholder hereby agrees that, in connection with any Sale of the Company in accordance with Article 5 or, in the case of all Shareholders other than the CSO Shareholders, in accordance with, Section 10.1 it will Transfer all of its Shares to such Third Party Purchaser or to CSO and/or its Affiliate(s), as applicable, in any such transaction; PROVIDED that the terms of such offer applicable to any Shares owned by the Transferring Shareholder or CSO Shareholders, as applicable, and its Permitted Transferees are not more favorable than the terms of such offer applicable to the Shares owned by the other Shareholders (including, without limitation, with respect to the amount and nature of consideration and the time of receipt thereof).

           4.5 TRANSFER TO COMPETITORS. No Shareholder shall, directly or indirectly, Transfer in any transaction or series of transactions (related or not) any Shares or Voting Trust Certificates to any Competitor other than pursuant to a Sale of the Company or a Public Offering.

           4.6 PERMITTED TRANSFERS. The restrictions and procedures contained in this Article 4 shall not apply with respect to any Transfer of Shares or Voting Trust Certificates by any Shareholder (i) in the case of the Executives, Ahalt and the Other Company Shareholders, pursuant to applicable laws of descent and distribution or to an Immediate Family Member or to the Company pursuant to the Employee Stock Agreement or to any Other Company Shareholder or Executive Shareholder, (ii) in the case of the Fund Shareholders, to any other Fund Shareholder or to any Affiliate thereof, or (iii) in the case of any CSO Shareholder, to any Affiliate of CSO; provided that the restrictions contained in this Article 4 shall continue to be applicable to the Shares after any such Transfer; and PROVIDED, FURTHER that the transferees of such Shares (each such permitted transferee in accordance with this Section 4.6 being referred to as a "Permitted Transferee"), shall, prior to any such Transfer, agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement pursuant to the provisions of Article 7.

                                  ARTICLE 5.
                     RIGHTS TO CAUSE A SALE OF THE COMPANY

           5.1 RIGHTS OF THE CSO OR FUND SHAREHOLDERS. In the event that no Sale of the Company or Public Offering has occurred prior to December 31, 1999, either the Fund Shareholders holding a majority of the Fund Shares or the holders of a majority of the CSO Shares shall have the right to cause a Sale of the Company pursuant to the provisions of Section 5.3.

           5.2 RIGHTS OF THE EXECUTIVE SHAREHOLDERS. If no Sale of the Company or Public Offering has occurred prior to December 31, 1999, the holders of two-thirds (66-2/3%) of the Executive Shares shall have the right to cause a Sale of the Company pursuant to the provisions of Section 5.3; PROVIDED, at such time, all holders of Executive Shares own at least 10% of the total outstanding shares of Common Stock of the Company; and, PROVIDED, FURTHER, that such Third Party Transaction (as defined below) does not provide for or contemplate, and does not result in, any Executive Shareholder receiving compensation or other consideration at any time within two years thereafter, whether as an employee, director, consultant or agent or in any other capacity other than as a shareholder, materially in excess of such Executive's then current per annum compensation from the Company.

           5.3 PROCEDURES FOR SALE OF THE COMPANY. (a) Notwithstanding anything to the contrary contained in any Employee Stock Agreement, if the Fund Shareholders, the CSO Shareholders or the Executive Shareholders shall have the right to cause a Sale of the Company pursuant to Section 5.1 or 5.2, such Shareholder group (collectively, the "Proposing Shareholder") shall request the Company to take all steps necessary or desirable to consummate a Sale of the Company within 180 days following the date such request was delivered by the Proposing Shareholder to the Company. Promptly after receipt of such request, the Company will give written notice of such requested Sale to all other Shareholders and will, as expeditiously as possible, use its best efforts to (i) retain a nationally recognized investment banking firm to assist in such Sale of the Company and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders in any Sale of the Company (a "Fairness Opinion"); (ii) seek and produce a Third Party (a "Third Party Purchaser") to acquire (x) all of the issued and outstanding capital stock of the Company (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (y) all or substantially all of the Company's assets on a consolidated basis (a transaction of the type referred to in clause (x) or (y) above shall be referred to herein as a "Third Party Transaction"); and (iii) negotiate the terms of such Third Party Transaction with a view to reaching an agreement in principle documented in a writing between such parties as soon as practicable. Except as required by law, the Company shall not be obligated to seek the consent of the Shareholders prior to commencing any of the foregoing actions in connection with a Sale of the Company.

            (b) If the Company identifies and reaches an agreement in principle with a potential Third Party Purchaser, then the Company shall deliver written notice to the Shareholders setting forth in reasonable detail the terms of the proposed Third Party Transaction (the "Company Sale Notice"), together with the Fairness Opinion. Within 30 days following receipt of the Company Sale Notice (the "Sale Election Period"), any of the Shareholders shall deliver to the Company and the other Shareholders written notice setting forth such holders' election, if any, to deliver a written offer (a "Shareholder Offer"), upon substantially the same terms as described in the Company Sale Notice, to acquire the Company (a "Shareholder Transaction"). In addition, upon receipt of the Company Sale Notice, the CSO Shareholders shall have the rights provided in
Section 10.2.

           (c) If the Fund Shareholders, the CSO Shareholders or and the Executive Shareholders have not delivered a Shareholder Offer within the Sale Election Period, the Company shall consummate the Third Party Transaction on the terms specified in the Company Sale Notice as soon as practicable following such Sale Election Period and in any event within 45 days thereafter. If for any reason the Third Party Transaction is not consummated within such 45 day period, or the Company does not take steps to or is otherwise unable to effect a Sale of the Company in accordance with Section 5.3, the Proposing Shareholders shall have the right to take all steps which the Company was required to take to effect a Sale of the Company in accordance with the provisions of this Section
5.3 (including the requirement to obtain a Fairness Opinion). If any of the Shareholders has delivered a Shareholder Offer within the Sale Election Period, the Company and the other Shareholders shall consummate the Shareholder Transaction within 90 days of receipt by the Proposing Shareholder of the Shareholder Offer. If the Shareholder Transaction is not consummated within such 90 day period, the other Shareholders must again comply with the provisions of this Section 5.3. Subject to the provisions of Sections 4.4 and 5.3(d) and, in the case of the CSO Shareholders, the provisions of Section 10.2, (i) in the case of a Third Party Transaction, the Proposing Shareholders and all other Shareholders shall be required to sell all of their Shares in such transaction and (ii) in the case of a Shareholder Transaction, the Proposing Shareholder shall and all other Shareholders other than the Shareholder that made the Shareholder Offer shall be required to sell all of their Shares in such transaction.

           (d) The other Shareholders or the Proposing Shareholder, as the case may be, shall not be obligated to participate in a Third Party Transaction or a Shareholder Transaction, respectively, if upon consummation of the Third Party Transaction, all holders of Common Stock do not receive the same form and amount of consideration per share of Common Stock (including for this purpose amounts allocated to noncompetition, consulting and other arrangements), or if certain holders of Common Stock are given an option as to the form and consideration to be received, and the other holders of Common Stock have not been given the same option.

                                  ARTICLE 6.
                                    LEGEND

           Each certificate evidencing Shares and each certificate issued after the date hereof in exchange for or upon the Transfer of any Shares (if such shares remain Shares as defined herein after such Transfer) shall bear the following legend on the face thereof:

           "THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF OR ENCUMBERED WITHOUT COMPLIANCE WITH THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE RULES AND REGULATIONS THEREUNDER AND THAT CERTAIN 1997 AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF APRIL 11, 1997, AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND THE COMPANY'S SHAREHOLDERS. A COPY OF SUCH SHAREHOLDERS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY UPON WRITTEN REQUEST."

The Company shall imprint such legend on certificates evidencing Shares outstanding prior to the date hereof. The legend set forth above shall be removed from the certificates evidencing any securities which cease to be Shares.

                                  ARTICLE 7.
                                   TRANSFERS

           In the event of any purported Transfer of any Shares in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect and the Company will give no effect to such Transfer. As a condition to any Transfer of Shares permitted pursuant to Article 4 (other than pursuant to Rule 144 or a Public Offering), the Transferring Shareholder shall cause the prospective transferee to execute and deliver to the Company and to the Shareholders a counterpart of this Agreement in form reasonably acceptable to the Company pursuant to which such transferee shall be bound by all the terms and provisions hereof to the same extent as the Transferring Party except, in the case of a Transfer pursuant to the proviso in paragraph 4.2 (c), the terms and provisions of Article 2 hereof shall be excluded therefrom.

                                  ARTICLE 8.
                  SUPERMAJORITY VOTE ON BOARD LEVEL DECISION

            (a) The parties agree that, unless such action is approved by a Supermajority Vote of the Board or, in the case of clause 8(a)(iii) below, a unanimous vote of the Board, or this Agreement is amended by a Supermajority Vote of Shareholders, the Company shall not:

            (i) subject to 8(a)(iii) hereof, pursue or effect a Sale of the Company or similar transaction with respect to any of its Subsidiaries;

            (ii) except as provided in 8(a)(x) hereof, acquire in any transaction or series of related transactions any one asset of any other Person and/or securities of any other Person or the Company (whether debt, equity or convertible, other than investment of cash in the ordinary course of business) for an individual or aggregate purchase price in excess of $3 million in any year;

            (iii) voluntarily dissolve, wind up, or liquidate the Company or any of its Subsidiaries;

            (iv) sell, lease, exchange or otherwise dispose of in any transaction or series of related transactions a significant portion (defined as $5 million or more of book value at the time) of the assets of the Company or any of its Subsidiaries, other than in the ordinary course of business (such as sales of assets or properties by the Company's Subsidiary, Energy Resource Technology Inc.);

            (v) change the compensation payable to or amend the employment agreement or, except as provided in clause (xii) below, enter into any other agreement with, Messrs, Reuhl, Kratz or Nelson;

            (vi) except as provided in this Agreement, (a) commence any Public Offering (other than pursuant to the 1995 or 1997 Registration Rights Agreements), (b) authorize any increase in the capital of the Company or any of its Subsidiaries, (c) issue any capital stock, notes or other securities (including, without limitation, options, warrants, preferred stock or convertible securities) of the Company or any of its Subsidiaries, except pursuant to a Stock

            Option Plan existing from time to time and approved by the Board, or
            (d) increase the number of shares of capital stock of the Company available for issuance under any Stock Option Plan or similar stock related compensation arrangement;

            (vii) enter into any new credit facility or financing arrangement or amend, supplement or modify in any material respect the Company's Loan and Amended and Restated Security Loan Agreement dated as of May 23, 1995 with Fleet Capital Corporation (formerly known as Shawmut Capital Corporation), except for Amendment No. 5 thereto which the Company expects to enter into within a reasonable period of time after the date hereof;

            (viii) change the scope or nature of the business of the Company outside of the oil and gas service and oil and gas exploration and production industries;

            (ix) adopt or change a dividend policy or declare any dividend or distribution in respect thereof;

            (x) except as provided in Section 8 (a) (ii) hereof, make any capital expenditure in any transaction or series of related transactions in any year (except such expenditures on vessels during dry dockings which are mandated by governmental or industry standards OR regulations) of more than $3 million in the aggregate;

            (xi) approve a Shareholders Rights Plan, "poison pill" or similar plan designed to provide take-over defense under U.S. law (collective, a "Shareholder Rights Plan"); and

            (xii) approve any transaction between the Company and any Affiliate outside the ordinary course of business involving the commitment or payment in excess of $50,000.

           (b) The parties agree that the Company shall not adopt a Shareholder Rights Plan unless provision, reasonably satisfactory to the CSO Shareholders, is made in such Shareholder Rights Plan to exempt the CSO Shareholders and their Affiliates and their respective acquisition, holding, voting and beneficial ownership of, and any exercise of power derived from their ownership, of Shares and securities exercisable, convertible or exchangeable into or for such Shares from triggering provisions of such Shareholders Rights Plan (e.g., CSO Shareholders and their Affiliates would be exempted from the definition of "acquiring person" customarily contained in a Shareholder Rights Plan).

                                  ARTICLE 9.

            9.1 LIMITED PREEMPTIVE RIGHTS. (a) Except for issuances of capital stock of the Company (i) in accordance with any Stock Option Plan, (ii) solely to the extent provided in to the last sentence of this

Section 9.1(a), pursuant to a Public Offering, or (iii) in connection with an acquisition of another Person (subject to the provisions of Section 10.1) by the Company or any of its Subsidiaries, or in settlement of indebtedness of the Company or any of its Subsidiaries or in settlement of a lawsuit or other claim involving the Company or any of its Subsidiaries, if at any time the Company authorizes the issuance or sale of any shares of capital stock of the Company or any securities that, directly or indirectly, are convertible into or exchangeable for capital stock of the Company or any securities containing options, rights or warrants to acquire any shares of capital stock of the Company or any securities that, directly or indirectly, are convertible into or exchangeable for capital stock of the Company (other than as a dividend on the outstanding Common Stock) the Company shall first offer to sell, on a pro rata basis, to the Fund Shareholders and the CSO Shareholders (collectively, the "Purchaser Parties") and the Executive Shareholders a portion of such stock or securities equal to the quotient determined by dividing (1) in the case of the Fund Shareholders or the CSO Shareholders, the number of shares of Common Stock Beneficially Owned by the Fund Shareholders or the CSO Shareholders, as applicable (collectively the "Purchaser Common Stock") and (2) in the case of Executive Shareholders, the number of shares of Common Stock held by the Executive Shareholders ("Employee Stock") divided by the total number of shares of Common Stock outstanding. Each holder of Purchaser Common Stock and Employee Stock shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Person. The purchase price for all stock and securities offered to the holders of the Purchaser Common Stock or Employee Stock shall be payable in cash unless other suitable terms are offered to such Shareholders. In addition to the foregoing, the Company shall afford the Purchaser Parties the opportunity to purchase their pro rata portion of any stock or securities (as determined above) to be offered by the Company pursuant to a Public Offering (other than the initial Public Offering of the Company), unless the managing underwriter(s) for such offering state in writing that, in their opinion, such set-aside would materially adversely affect the marketability of such offering.

      (b) In order to exercise its purchase rights hereunder, a holder of Purchaser Common Stock or Employee Stock must within 15 days after receipt of written notice from the Company describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment, deliver a written notice to the Company describing its election hereunder. If all of the stock and securities offered to the holders of Purchaser Common Stock or Employee Stock is not fully subscribed by such holders, the remaining stock and securities shall be reoffered by the Company to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five days after receipt of such re-offer. This Section 9.1 shall not be applicable to any transactions to be consummated under any other provision of this Agreement.

      (c) Upon the expiration of the offering periods described above, the Company shall be entitled to sell such stock or securities which the holders of Purchaser Common Stock or Employee Stock have not elected to purchase, during the 90 days following such expiration on terms and conditions no more favorable to the purchaser thereof than those offered to such holders. Any stock or securities offered or sold by the Company after such 90-day period must be re-offered to the holders of Purchaser Common Stock or Employee Stock pursuant to the terms of this Section 9.1.

                                  ARTICLE 10
                             CERTAIN RIGHTS OF CSO

      10.1 CSO RIGHTS TO PURCHASE COMPANY. Except as otherwise provided in
Article 5 with respect to the rights of the Fund, CSO and Executive Shareholders to cause a Sale of the Company, in the event that the CSO Shareholders own at least 5% of the total outstanding shares of Common Stock of the Company and the Board approves by Supermajority Vote in accordance with the provisions of
Article 8 and without the approval of any of the CSO Directors: (a) a bona fide agreement in principle for a Sale of the Company (an "Agreed Sale of the Company"), the CSO Shareholders and/or their Affiliates shall have the right to acquire the Company upon substantially the same terms as set forth in such agreement by delivering written notice of such election to the Company within 15 days after the date of such Board approval; or (b) (i) the commencement of efforts to seek or solicit in any manner a Sale of the Company with or without the assistance of an investment banking firm or other financial advisor through a Third Party Transaction or pursuant to a transaction with any one or more Shareholders and/or their Affiliates (a "Solicited Sale of the Company") or (ii) a bona fide agreement in principle for an acquisition by the Company of any other Person or assets or group of assets which at the time of such acquisition has a market value (based on the purchase price to be paid by the Company) in excess of 50% of the market value of the Company (based on the average daily trading price of the Common Stock over the 30 day period immediately preceding such transaction, if the initial Public Offering of the Company shall then have been completed or, if such initial Public Offering shall not have then been completed, based on the valuation of the Company prepared by an Independent Appraiser (as defined below)) (a "Significant Acquisition"), the CSO Shareholders and/or their Affiliates shall have the right to acquire the Company subject to applicable law at a purchase price equivalent to the fair market value thereof based on a valuation of the Company prepared by a nationally recognized investment banking firm with expertise in the oil and gas service and oil and gas exploration and production industries who has not been previously retained by the Company (or any of its Affiliates) or any of the Shareholders (or any of their Affiliates) and is selected by a majority of the Independent Directors or as otherwise mutually agreed by the Fund Directors, the CSO Directors and the Executive Directors (an "Independent Appraiser") by delivering written notice of such election to the Company within 15 days after the date of such Board approval and, in the case of any election by the CSO Shareholders and/or their Affiliates to acquire the Company pursuant to clause (a) or clause
(b), each Shareholder (other than the CSO Shareholders) agrees to Transfer all of his or its Shares to the CSO Shareholders and/or their Affiliates (regardless of whether or not the acquisition of the Company by the CSO Shareholders and/or their Affiliates shall have been approved by the requisite shareholders of the Company) and provide its or their approvals as a shareholder of the Company as may be required in connection with any acquisition of the Company by the CSO Shareholders and/or their Affiliates pursuant to this Section 10.1. In the event the CSO Shareholders and/or their

Affiliates shall have notified the Company of its or their election to acquire the Company pursuant to this Section 10.1, the Company shall not complete or take any further action with respect to any Agreed Sale of the Company, Solicited Sale of the Company or Significant Acquisition, referred to in such election notice for one hundred twenty (120) days after delivery of such notice.

      10.2 CSO RIGHTS TO PURCHASE JOINT VENTURE. At the sole election of the CSO Shareholders, in lieu of the rights of the CSO Shareholders to acquire the Company pursuant to the provisions of Section 10.1 or in a Shareholder Transaction pursuant to the provisions of Section 5.3, in the event that the Board approves by Supermajority Vote in accordance with the provisions of
Article 8 and without the approval of any of the CSO Directors an Agreed Sale of the Company, a Solicited Sale of the Company or a Significant Acquisition, or in the event that the Fund Shareholders or the Executive Shareholders elect to cause a Sale of the Company pursuant to Section 5.3, the CSO Shareholders and/or their Affiliates shall have the right to acquire all of the Company's ownership interest in the joint venture entity formed by the Company and Coflexip Stena Offshore, Inc., an Affiliate of CSO ("CSO, Inc."), pursuant to that certain Business Cooperation Agreement dated as of the date hereof between the Company and CSO, Inc., as the same may be amended, supplemented or otherwise modified from time to time (the "Joint Venture"), at a purchase price equivalent to the fair market value of the Company's interest in the Joint Venture based on a valuation prepared by an Independent Appraiser in which the fair market value of the Joint Venture is defined as the fair market value of the Company (including the fair market value of the Joint Venture) less the fair market value of the Company without the fair market value of Joint Venture, by delivering written notice of such election to the Company within 15 days after the date of such Board approval or the date of the Company Sale Notice, as applicable, provided that at such time the CSO Shareholders own in the aggregate at least 5% of the total outstanding shares of Common Stock of the Company.

      10.3 CSO ANTI-DILUTION PROTECTION. It is currently the Company's expectation (without any obligation) that it may, subject to and in the discretion of its Board, undertake to effect an initial Public Offering of its Common Stock under the Securities Act pursuant to which the Company will raise capital to be used for future company development. Notwithstanding the foregoing, in the event of any such initial Public Offering, the CSO Shareholders shall not be diluted to less than 24% of the issued and outstanding Common Stock on a fully diluted basis as a result of such initial Public Offering (including any over-allotment option relating thereto).

                                  ARTICLE 11
                                 MISCELLANEOUS

           11.1 TERM. The term of this Agreement shall run until the effective date of an initial Qualified Public Offering, after which time all provisions hereof except Articles 1 (to the extent applicable), 2, 3, 6, 7, 8, 9, 10 and 11 (other than Section 11.4) and Sections 4.1, 4.2, and 4.6 shall be void and of no further effect. Articles 1 (to the extent applicable), 2, 3, 6, 7, 8, 9, 10 and 11 (other than Section 11.4) and Sections 4.1, 4.2 and 4.6 shall thereafter only continue to be effective as to holders of the Fund Shares, CSO Shares and/or Executive Shares, respectively, so long as each such group of Shareholders continue to own as a group at least 5% of the outstanding Common Stock (after which this Agreement shall no longer apply to any such Shareholder group which does not own as a group at least 5% of the outstanding Common Stock but shall continue to apply to each such other Shareholder group which does own as a group at least 5% of the outstanding Common Stock).

           11.2 ADDITIONAL SECURITIES SUBJECT TO AGREEMENT. Each Shareholder agrees that any other equity securities of the Company which it shall hereafter acquire by means of a stock split, stock dividend, distribution, purchase, exercise of an option or otherwise (other than pursuant to a Public Offering) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

           11.3 INJUNCTIVE RELIEF. Each Shareholder acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other Shareholders irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that holders of seventy percent (70%) of the Fund Shares and/or the holders of seventy percent (70%) of the Executive Shares and/or the holders of seventy percent (70%) of the CSO Shares together (so long as the Executive Shareholders, the Fund Shareholders, or the CSO Shareholders, as the case may be, owns more than 5%, in the aggregate, of the outstanding shares of Common Stock of the Company), shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

           11.4 NO OTHER SHAREHOLDERS AGREEMENTS. Except for the Purchase Agreement, Company Stock Option agreements from time to time outstanding, the Voting Trust Agreement, the 1995 Registration Agreement and the 1997 Registration Agreement, none of the Shareholders shall enter into any other stockholder agreement or other arrangement of any kind with any Person with respect to the Shares or any other securities of the Company, unless otherwise provided for herein or permitted hereby.

           11.5 AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver or any provision of this Agreement shall be effective against the Company or the Shareholders unless such modification, amendment or waiver is approved in writing by the holders of eighty percent (80%) of the combined number of shares of Common Stock held by each of the Fund Shareholders, Executive Shareholders and CSO Shareholders. The failure of any party to enforce any of the provisions of this Agreement shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

           11.6 SUCCESSORS, ASSIGNS AND TRANSFEREES. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no Shareholder may assign to any transferee any of its rights hereunder other than in connection with a Transfer to such transferee of Shares in accordance with the provisions of this Agreement.

           11.7 NOTICES. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and shall be either personally delivered or sent by reputable overnight courier service (charges prepaid) or by confirmed facsimile transmission to the recipient at the address indicated on Schedule 1 attached hereto and to any subsequent holder of Shares subject to this Agreement at such address as indicated by the Company's records or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally or by confirmed facsimile transmission and one day after deposit with a reputable overnight courier service.

           11.8 INTEGRATION. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes and preempts all prior agreements, understandings and representations, written or oral, between the parties with respect to such subject matter.

           11.9 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

           11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

            11.11 REPORTING. The Company shall send copies of all documents filed by it with the Securities and Exchange Commission and any applicable stock exchange and all minutes of any director' or shareholders' meetings (including Board committees), or any consent in lieu of meeting to Coflexip, 23 Avenue de Neuilly 75116, Paris, France, Attention: General Counsel.

           11.12 INTERPRETATION. The parties acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

            11.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF MINNESOTA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            11.14 SECTION HEADINGS. The Section headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

CAL DIVE INTERNATIONAL, INC.

By:

      Name:      Gerald G.  Reuhl
      Title: Chief Executive Officer

COFLEXIP

By:

      Name:      Pierre Marie Valentin
      Title: Chairman and Chief Executive Officer

FIRST RESERVE SECURED ENERGY ASSETS FUND, LIMITED PARTNERSHIP

By: FIRST RESERVE CORPORATION, as General Partner

By:

      Name:      David H. Kennedy
      Title: Managing Director

FIRST RESERVE FUND V, LIMITED PARTNERSHIP

By:   FIRST RESERVE CORPORATION, as General Partner

By:

      Name:      William E.  Macaulay
      Title:     President

FIRST RESERVE FUND V- 2, LIMITED PARTNERSHIP

By:   FIRST RESERVE CORPORATION, as General Partner

By:

      Name:      William E.  Macaulay
      Title:     President

FIRST RESERVE FUND VI, LIMITED PARTNERSHIP

By:   FIRST RESERVE CORPORATION, as General Partner

By:

      Name:      William E.  Macaulay
      Title:     President

Gordon Ahalt

EXECUTIVES


Gerald Reuhl


Owen Kratz


S. James Nelson